Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees of

Nuveen AMT-Free Municipal Income Fund

Nuveen Performance Plus Municipal Fund, Inc.

Nuveen Municipal Market Opportunity Fund, Inc.

Nuveen Premium Income Municipal Fund 2, Inc.

We consent to the use of our reports dated December 28, 2015 with respect to the financial statements of Nuveen AMT-Free Municipal Income Fund, Nuveen Performance Plus Municipal Fund, Inc., Nuveen Municipal Market Opportunity Fund, Inc. and Nuveen Premium Income Municipal Fund 2, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

April 20, 2016